FOR IMMEDIATE RELEASE

April 18, 2012

Contact:   Susan M. Jordan

     732-577-9997

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, April 18, 2012…..On April 18, 2012, the Board of Directors of Monmouth Real Estate Investment Corporation (NYSE:MNR) declared its quarterly cash dividend on the Company’s Common Stock of $0.15 per share payable June 15, 2012, to shareholders of record at the close of business on May 15, 2012.  The Company’s annual dividend rate on its Common Stock is $0.60 per share.

Also on April 18, 2012, the Board of Directors declared a dividend for the period commencing March 1, 2012 through May 31, 2012, of $0.4766 per share on the Company’s 7.625% Series A Cumulative Redeemable Preferred Stock payable June 15, 2012, to shareholders of record at the close of business on May 15, 2012.  Series A preferred share dividends are cumulative and payable quarterly at an annual rate of $1.90625 per share.

Monmouth Real Estate Investment Corp., which was organized in 1968, is a publicly owned real estate investment trust (REIT) specializing in net-leased industrial properties subject to long-term leases primarily to investment grade tenants. The Company’s portfolio consists of sixty-nine industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.

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